Exhibit 99.1

Fossil Group, Inc. Names Finance Veteran Sunil Doshi Senior Vice President, Global Finance and Accounting, and Chief Accounting Officer
RICHARDSON, Texas – June 16, 2020 – Fossil Group, Inc. (NASDAQ: FOSL) (the “Company” or “Fossil Group”) announced today that Sunil Doshi has joined the Company’s leadership team as Senior Vice President, Global Finance and Accounting, and Chief Accounting Officer, effective June 15. He will be responsible for the management of Fossil Group’s Global Finance, Accounting, Tax, Treasury, and Investor Relations. Doshi brings more than 20 years of experience in senior finance roles, including Chief Financial Officer of the Americas region for Fossil Group from 2012 to 2015.
"I am excited to have Sunil rejoining Fossil Group to lead our Finance and Accounting teams,” said Jeff Boyer, Chief Operating Officer and Chief Financial Officer. “As we continue to push our business forward during this challenging time, we are confident that Sunil’s financial acumen and leadership, as well as his comprehensive knowledge of the Fossil Group organization, will be extremely valuable and help us strengthen and optimize our business.”
Prior to rejoining Fossil Group, Doshi most recently served as Chief Financial Officer at Mitra QSR since February 2019. Previously, he was Chief Financial Officer of Zoes Kitchen from 2015 to 2019. Prior to that, Doshi held various senior finance roles with Limited Brands from 2002 to 2010.

About Fossil Group, Inc.
We are a global design, marketing, distribution and innovation company specializing in lifestyle accessories. Under a diverse portfolio of owned and licensed brands, our offerings include fashion watches, jewelry, handbags, small leather goods and wearables. We are committed to delivering the best in design and innovation across our owned brands, Fossil, Michele, Misfit, Relic, Skagen and Zodiac, and licensed brands, Armani Exchange, BMW, Chaps, Diesel, DKNY, Emporio Armani, kate spade new york, Michael Kors, PUMA and Tory Burch. We bring each brand story to life through an extensive distribution network across numerous geographies, categories and channels. Certain press release and SEC filing information concerning us is also available at www.fossilgroup.com.

Global Corporate Communications: James Webb
Fossil Group
jwebb1@fossil.com

Investor Relations: Christine Greany
The Blueshirt Group
christine@blueshirtgroup.com